Exhibit 10.3

CONSULTING AGREEMENT

Effective as of November 10,  2022 (the "Effective Date"), Aspira Women's Health Inc. (the "Company"), and Robert Beechey ("Consultant") agree as follows:

1.Services and Compensation.

(a)Services. Consultant agrees to provide the services described in Exhibit A attached hereto (the "Services"). The consulting relationship between the Company and Consultant, whether commenced before,  upon or after the Effective Date of this Agreement, is referred to herein as the "Relationship." Consultant agrees to perform the  Services consistent with applicable professional standards. In connection with the Services, Consultant shall do all of the following:

(i)Keep and maintain in a timely fashion accurate and appropriate records in connection with the Services,  as requested by Company;

(ii)Comply with the policies, procedures, protocols, bylaws, orders, rules and regulations of the Company;

(iii)Promote Company's corporate compliance programs and professional practice, to the extent permitted by law;

(iv)Maintain and remain in good standing with all applicable licensures and professional standards in order to perform Services under this Consulting Agreement, and comply with all applicable federal, state, regulatory, and local laws; and

(v)Be courteous and respectful of the rights and dignity of patients with whom Consultant shall come into contact and work cooperatively with professional and administrative staff of Company and its affiliated entities, including Aspira Labs.

(b)Compensation. As the  only consideration due Consultant for such Services,  the Company will provide Consultant with the consideration described in Exhibit A attached hereto. Consultant shall be paid in the manner and at the times described in Exhibit A.

2.Confidential Information.

(a)Definition. For purposes of this Agreement, "Confidential Information"  means information not generally known or available outside the Company and information entrusted to the Company in confidence by third parties, including Company Confidential Information includes,  without limitation,  all medical records, case histories,  files concerning patients, Inventions (as defined below),  technical data,  trade secrets, know-how, research,

Exhibit 10.3

product or service ideas or plans,  software code and designs, developments, processes, formulas, techniques, biological materials,  mask works, designs and drawings,  hardware configuration information, information relating  to employees and other service providers of the Company (including, but not limited to, their names, contact information, jobs, compensation and expertise), information relating to suppliers and customers (including, but not limited to, those on whom Consultant called or with whom Consultant became acquainted during  the Relationship),  information relating to stockholders or lenders, price lists,  pricing methodologies, cost data,  market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data,  budgets or other business information.

(b)Protection of Confidential Information. At all times during the term of the  Relationship and thereafter, Consultant will hold in strictest confidence and not disclose Confidential Information to any person,  firm, corporation or other entity  without prior written authorization from the Company, and will not use Confidential Information except to perform the Services, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved. Consultant will not make any copies of Confidential Information except as authorized by  the Company.

(c)Third Party Information and Other Rights. Consultant's agreements in this Section 2 are intended to be for the benefit of  the Company and any third party that has entrusted information or physical material to the Company in confidence. This Agreement is intended to supplement, and not to supersede, any rights the Company may have with respect to the protection of trade secrets or confidential or proprietary information.

(d)No Disclosure or Use of Information of Others. Consultant will not disclose to the Company, or use for its  benefit, any  confidential information or material in violation of the rights of Consultant's former employers or any third parties. Consultant will not improperly use or disclose, or bring onto the premises of the Company, any confidential or proprietary information or material of any third party for which Consultant has provided or currently provides service.

3.Compliance with Laws. At all times during the term of this Agreement, the parties shall comply with all applicable federal, state, and local laws  and regulations, including, but not limited to, the Office of Foreign Assets Control and the Health Insurance Portability and Accountability Act of 1996,  as amended. Notwithstanding any unanticipated  effect of any of the provisions in this Agreement, neither party shall intentionally conduct itself (and shall take particular care to assure that no employee or agent of the respective party conducts itself) under the terms and conditions of this Agreement in a manner that constitutes a  violation of any law. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency, or legal counsel of Company or Consultant in such a manner as to indicate that the structure of this  Agreement may be in violation of such laws or regulations, Company and Consultant shall amend this Agreement as necessary. To the maximum extent possible, any  such amendment shall preserve the underlying economic and financial

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Exhibit 10.3

arrangements between Company and Consultant.

4.Ownership of Inventions.

(a)Definition. For purposes of this Agreement, "Inventions" mean discoveries, developments, concepts, designs, ideas, know how, improvements, inventions,  trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. Inventions include, but are not limited to, any new product, machine, article of manufacture, biological material, method,  procedure, process, technique, use, equipment, device, apparatus, system,  compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. For purposes of this Agreement, "Company Inventions" mean any Inventions that Consultant,  solely or jointly with others, authors, discovers, develops, conceives or reduces to practice, in whole or in part, practice in connection with, or as a result of, the Services performed for the Company, except as provided in Section 4(j) hereof.

(b)Inventions  Retained. Attached hereto as Exhibit B is a complete list describing (without disclosing any third party confidential information) all Inventions that, as of the Effective Date,  belong solely to Consultant or belong to Consultant jointly with others, that relate in any way to any of the Company's current or proposed businesses,  products, technologies or research and development, and that are not assigned to the Company hereunder;  or, if no such list is attached, Consultant represents that there are currently no such Inventions.

(c)Assignment of Company Inventions. Consultant will promptly  make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its  designee, all right, title and interest of Consultant in and to any and all Company Inventions throughout the world, including all copyrights, patent rights, trademark rights, mask work rights,  moral rights, sui generis database rights and all other intellectual property rights of any sort relating thereto. Consultant agrees that all Company Inventions  are"works made for hire" to the greatest extent permitted by applicable law. Consultant hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, that Consultant now has or may hereafter have for infringement of any and all Company Inventions and intellectual property rights related thereto.

(d)License to Inventions. If in the course of the Relationship Consultant uses or incorporates into any Company Invention any confidential information or Inventions in which Consultant or a third party has an interest and which is  not covered by Section 4(c) hereof,  Consultant will promptly so inform the Company. Whether or not Consultant gives such notice, Consultant hereby irrevocably grants to the Company a nonexclusive, fully paid-up, royalty-free,  assumable, perpetual, worldwide license,  with full right to transfer and sublicense, to practice and exploit such confidential information and Inventions and to make,  have  made, copy, modify, make derivative works of, use, sell,  import and otherwise distribute  under all applicable intellectual property rights without restriction of any kind.

(e)Moral Rights. To the extent allowed by law, this Section 4 includes all

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Exhibit 10.3

rights of paternity, integrity,  disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral" or the like (collectively, "Moral Rights"). To the extent Consultant retains any  such Moral Rights under applicable law, Consultant hereby ratifies and consents to any action that may be taken  with respect to such Moral Rights by or on behalf of the Company and agrees not to assert any Moral Rights with respect thereto. Consultant will confirm any such ratifications,  consents and agreements from time to time as requested by  the  Company.

(f)Maintenance of Records. Consultant agrees to maintain adequate and  current written records of all Company Inventions. The records  may be in the form of notes, sketches,  drawings, flow charts,  electronic data  or recordings or any other format. The records will be available to and remain the sole property of the Company at all times. Consultant agrees to deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided  for in Section 10 hereof.

(g)Patents and Copyrights. Consultant agrees to  assist the Company or its  designee, at its expense, in every proper way to secure the Company's or its designee's rights in the Company Inventions  and any copyrights, patent, rights trademark rights, mask work rights,  moral rights, sui generis  database rights  or other  intellectual property rights of any sort relating thereto throughout the world,  including  the disclosure of information with respect thereto, the execution of all applications,  specifications, oaths, assignments,  recordations  and all other instruments which  the Company or its designee shall deem necessary to apply for, obtain,  maintain and transfer such rights, or if not transferable, waive such rights,  and in order to assign to the Company or its designee, and any successors, assigns and nominees,  the sole and exclusive right, title  and interest in and to such Company Inventions, and any copyrights, patent rights, trademark rights, mask work rights, sui generis  database rights and other intellectual property rights of any sort relating thereto throughout the world. Consultant agrees that Consultant's  obligation to execute any such instrument or papers shall continue during and after the end of the Relationship and  until the expiration of the last such intellectual  property right to expire  in any country of the world. Consultant hereby irrevocably designates and appoints the Company  and its  duly authorized officers and agents as Consultant's agent and attorney-in-fact,  to act for and in  Consultant's behalf to execute and file any such applications and to do all other lawfully  permitted acts to further the application  for, and prosecution,  issuance, maintenance or transfer of,  letters  of patents, copyrights, trademarks,  mask works and other registrations related to such Company Inventions. This power  of attorney is coupled with an interest and will not be affected by Consultant's subsequent incapacity.

(h)Exploitation of Company  Inventions. All decisions  with respect to the time,  manner, form and extent of publication or other use or exploitation of any Company Inventions will rest exclusively  with the  Company.

(i)Online Accounts. Consultant agrees that Consultant will register all domains, usemames, handles, social media accounts and similar online accounts which Consultant registers on behalf of the Company and which relate to the Company or its intellectual property rights (the"Online Accounts")  in the  name of the Company, except to the

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Exhibit 10.3

extent that such requests by the  Company are prohibited by law. The  term "Online  Accounts" shall exclude any domains, usemames, handles, social media accounts and similar online  accounts which Consultant has registered, or may in the future register, under Consultant's  name exclusively for Consultant's personal use. If any Online Account that is not (or by the terms of such Online  Account cannot be) registered in the name  of the Company is  registered in Consultant's name or under Consultant's control, Consultant agrees to assign  ownership and control of such Online Account to any person designated by the Company upon the  Company's request. Consultant agrees to use any Online Account,  whether registered in Consultant's name  or the name of the Company, in compliance with any applicable  policies or  guidelines of the Company.

G)Exception to Assignments. Consultant understands that the Company Inventions will not include, and the provisions  hereof requiring assignment of inventions to the Company do not apply  to, any Invention which qualifies fully for exclusion under the  provisions attached hereto as Exhibit C. In order to assist in determining  which Inventions qualify for  such exclusion, Consultant will advise the Company promptly in writing, during and after the term of the Relationship, of all Inventions solely or jointly authored, discovered, developed, conceived or reduced to practice by Consultant, in whole or in part, during  the Relationship.

5.Company  Property. Consultant agrees that (a) if Consultant uses the Company's telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages and voice messages),  Consultant will have no expectation of privacy or claim of ownership with respect to information stored on or communicated using such systems and that Consultant's activity and any files or messages on or using any  of those systems  may be  monitored at any time without notice, and (b) any  property situated on the Company's premises, including disks and other storage media, filing  cabinets or other work areas,  is subject to inspection by Company personnel at any  time  with or  without notice.

6.Reimbursement for Expenses. Certain expenses may be identified on Exhibit A as reimbursable  by the Company. If and only if Exhibit A provides for the reimbursement of such actual and  reasonable expenses, Consultant may obtain reimbursement of such expenses by submitting expense  reports with receipts or such  other documentation as may  be  required under the Company's policies or under the  terms of this  Agreement. All other expenses incurred by Consultant in connection with providing the Services under this Agreement will be the sole responsibility of Consultant.

7.Warranty. Consultant represents and warrants that (a) Consultant has sufficient expertise and experience to perform the Services contemplated by this Agreement; (b) the Services will be performed in a professional and workmanlike manner consistent with industry standards and that further Consultant (i) is not currently excluded, debarred, or otherwise ineligible  to participate in the  Federal health care programs as defined  in 42 USC§ i320a-7b(f) (the "Federal  Health Care Programs"); (ii)  has not been convicted of a criminal offense related to the provision of health care items or services but has not yet been excluded, debarred, or otherwise declared ineligible to participate in the Federal Health Care Programs; and

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Exhibit 10.3

(iii) is not under investigation or otherwise aware of any circumstances which  may result in Consultant being excluded  from participation in the Federal Health Care Programs; (c) all work under this Agreement will be Consultant's original work, and neither the Services nor any Company  Inventions, nor any development, use, production, distribution or exploitation thereof, will infringe, misappropriate or violate  any intellectual property or other  rights of any person  or entity (including,  without limitation, Consultant); (d) Consultant has the full right  to provide the Company  with the assignments and rights provided for herein and otherwise to fully perform Consultant's obligations under this Agreement; (e) Consultant  will have each person who may be involved in any way with, or  have any access to, any Services or Confidential Information enter into (prior to any such involvement or access) a  binding agreement for the Company's benefit that is at least as protective of the  Company's rights as provided herein; (t) Consultant will comply with  all applicable laws and regulations in the course of performing  the Services, including  all applicable Company  policies and protocols including, without  limitation, related  to insider trading and quiet periods; (g) Consultant has obtained, and will maintain in full force and effect, any licenses that may be  required to perform the Services; (h) entering  into this Agreement does not violate any of Consultant's contractual or other obligations to any third party. Without limiting the foregoing, Consultant represents and warrants that this Agreement, Consultant's provision of Services on behalf  of Company, and any amounts to be paid hereunder are in compliance with any applicable policies of  Consultant's employer.

These shall be ongoing representations and warranties during the term of this Agreement and Consultant shall immediately  notify Company of any change in the status of the representations  and warranties set forth in this Section 7. In addition to any other rights, any breach of the representations and warranties set forth in this  Section 7  shall give Company the right, at Company's option, to immediately rescind this Agreement  or to terminate this Agreement  immediately for cause.

8.No Conflicts

(a)Non-solicitation. Consultant agrees that, during the term of the Relationship and for a period of twelve (12) months following the  termination of the Relationship for any reason, Consultant will not, directly or indirectly, solicit, induce,  recruit or encourage any of the Company's employees, consultants or other  service providers to terminate their relationship with the Company, or attempt to  do so, whether for Consultant's own benefit or that of any other person or entity.

(b)No Conflicting Obligations. Consultant represents and warrants that Consultant's performance of the  Services and all other obligations under this Agreement does not and will not breach any written or oral agreement Consultant has entered into,  or will enter into,  with any other party. Consultant will not induce the Company to use any Inventions or confidential information or material belonging to  any other client, employer or other party. Consultant agrees not to enter into any written or oral agreement that conflicts with this Agreement or otherwise creates a conflict of interest with Consultant's  Services.

9.No Conflicting Activities. Consultant agrees that, during the term of the

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Exhibit 10.3

Relationship, Consultant will not (i) engage in any activity (whether or not during business hours) that is in any way competitive, or prepare to compete, with the business or demonstrably anticipated business of the Company, (ii) assist any other person or entity in competing, or in preparing to compete, with any business or demonstrably anticipated business of the Company, and (iii) act as an employee,  consultant,  director or advisor to any other business,  or take any action that would constitute a conflict of interest, without the prior written consent of the Company; provided that, notwithstanding the foregoing, the Current Counseling Services (as defined below) shall not be prohibited under this  Agreement. "Current Counseling Services" shall mean the genetic counseling services as currently conducted by Consultant as set forth on Schedule A attached hereto.

10.Term; Termination. This Agreement is effective as of the Effective Date and will continue until May 31, 2023.  The Company may terminate this Agreement at any time, only for cause related to or arising from unethical or illegal or intentional misconduct by Executive upon thirty (30) days' written notice to the other party.  The Agreement is otherwise non-cancellable. Consultant agrees that,  at the end of the Relationship, (a) Consultant will deliver to the Company (and will not retain, copy or deliver to anyone else) any and all keys, passes, devices, records,  data, notes, reports, proposals, lists, correspondence, specifications, drawings, sketches, laboratory notebooks, materials, flow charts, equipment or other documents or property developed by Consultant pursuant to the Relationship or otherwise belonging to the Company, and (b) will sign and deliver a certificate that certifies to Consultant's full compliance with the provisions of this Section 10 in such form as may be acceptable to the Company.

11.Survival. Sections 2 through 5 and 7 through 13 hereof and any remedies for breach of this Agreement will survive any termination or expiration. The Company may communicate such obligations to any other (or potential) client or employer of Consultant.

12.Independent Contractor; No Employee Benefits. Consultant agrees that Consultant is  an independent contractor (not an employee or other agent) solely  responsible for the manner and hours in which Services  are performed,  is solely responsible for all taxes, withholdings and other statutory,  regulatory or contractual obligations of any sort,  and is not entitled to participate in any employee benefit plans,  group insurance arrangements  or similar programs of the Company. Consultant will ensure that any employees, contractors  and other service providers of Consultant involved in the Services are bound to the foregoing, and to all of Consultant's obligations  under any provision of this Agreement, for the Company's benefit, and Consultant will be responsible for any noncompliance by them. Consultant agrees to indemnify the Company from any and all claims,  damages,  liability,  settlement, attorneys' fees and expenses, as  incurred, on account of the foregoing or any breach of this Agreement or any  other action or inaction by,  for or on behalf of, Consultant.

13.Insurance. Company shall obtain and maintain a professional liability

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Exhibit 10.3

insurance policy, covering actual or threatened claims of malpractice made during the term of this Agreement  based on professional  services provided on behalf of Company, including professional services provided by Consultant under this Agreement, at policy limits  determined by Company. Coverage is and shall be applicable only to incidents arising out of and related to professional services rendered while Consultant is providing  professional services for  Company under this Agreement, subject to the terms and conditions of the applicable policies of insurance. Upon termination of this Agreement, Company shall obtain an extended reporting endorsement, or "tail" coverage, for actual or threatened claims arising from or related to professional services provided by Consultant during the term of this Agreement.

14.General Provisions.

(a)Arms-Length Transaction. The Parties acknowledge and agree that (a) the aggregate services contracted for do not exceed those which are reasonably necessary to accomplish the commercially reasonable business purposes of Company, (b) the compensation set forth herein represents the fair market value of the Services provided  by Consultant to Company negotiated in an arm's-length transaction and  has not been determined in a manner which takes into account the volume  or value of referrals or business,  if any, that may otherwise  be generated  between the Parties, (c) this Agreement and any Statement  of Work Addendum covers all of the services Consultant provides to Company, and (d) where applicable  for Consultants  who are also Healthcare Professionals, this Agreement complies with the AdvaMed Code of Ethics on Interactions with Healthcare Professionals, as such code may be amended from time to  time. Nothing contained in this Agreement  shall be construed in any manner as an obligation or inducement on the making of any patient referrals by Consultant to Company or by Company to Consultant The Parties further agree that this Agreement does not involve the counseling or promotion of a  business arrangement that violates federal  or state law. If, as a result of a change in law or  otherwise, this Agreement is reasonably determined by either Party to violate, or present an unacceptable risk of violating, any federal, state, or local laws, rules, or regulations, then the Parties agree to negotiate in good faith revisions to any provision which is in, or  which presents an unacceptable risk of,  violation. If the Parties are unable to agree to modified terms as required to bring the  entire Agreement into compliance or into an acceptable level of risk, then either Party may immediately terminate this  Agreement on written notice to the other Party.

(b)Governing Law; Venue. This Agreement will be governed by the laws of  the  State of California, without giving effect to the principles of conflict of laws. With respect to any disputes arising out of or related to this Agreement, the  parties consent to the exclusive jurisdiction of, and venue  in, the state courts in San Francisco County in the State of California  (or in the event of exclusive federal jurisdiction,  the  courts of the Northern District of California).

(c)Entire Agreement; Amendments and Waivers. This Agreement sets forth the entire agreement and understanding between the parties relating to its subject matter and supersedes all prior discussions and agreements (whether oral or written) between the parties with respect thereto. No amendments or waivers to this Agreement will be effective unless  in

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Exhibit 10.3

writing and signed by the party against whom such amendment or waiver  is to be enforced. The failure of either party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights.

(d)Severability. If any provision of this Agreement is deemed void or unenforceable, such provision will nevertheless be enforced to the fullest extent allowed by law, and the validity of the remainder of this Agreement will not be affected.

(e)Successors and Assigns. Consultant may not assign,  transfer or subcontract any obligations under this Agreement without the written consent of the Company. Any attempt to do so will be void. The Company may assign its rights and obligations under this Agreement in whole or part. This Agreement will be binding upon Consultant's heirs, executors,  administrators and other legal representatives, and Consultant's successors and permitted assigns, and will be binding on and for the benefit of the Company and its successors and assigns.

(t)Remedies. Consultant acknowledges and agrees that violation of this Agreement will cause the Company irreparable harm and that the Company will therefore be entitled to seek extraordinary relief in court, including,  but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a  bond or other security (or, if such bond or security is required, Consultant agrees that a $1,000 bond will be adequate), in addition to any other rights or remedies that the Company may have for a breach of this Agreement. If any party brings any suit, action, counterclaim or arbitration to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to recover a reasonable allowance for attorneys' fees and litigation expenses in addition to court costs.

(g)Dispute Resolution Process. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, the aggrieved party agrees to provide written notice of any and all disputes,  claims,  and causes of action,  in law or equity, arising from or relating to this Agreement ("Dispute"). Within 15 days of receipt of the written claim, a representative of each party holding the title of VP or the equivalent shall meet in person or telephonically in a good faith attempt to resolve the dispute. Failing resolution, within 10 days,  the Dispute would escalate to the CEO or equivalent level with each party to meet in good faith to attempt a  resolution of the Dispute. In the event the Parties are still unable to resolve the dispute, the dispute or conflict may then be submitted by the aggrieved Party to a mediator,  mutually agreed to by the Parties, for mediation before a JAMS mediator,  in San Francisco,  California. The Parties shall cooperate with the mediator in an effort to resolve such dispute.

(h)Notices. All notices under this Agreement must be in writing and will be deemed given  when delivered personally or by confirmed facsimile or email, one (1) day after being sent by nationally recognized courier service, or three (3) days after being sent by prepaid certified mail, to the address of the party to be noticed as set forth herein or such other address as such party last provided to the  other party by written notice.

IN WITNESS WHEREOF, the parties have entered into this Consulting Agreement as of the first date set  forth above.

ASPIRA WOMEN'S HEALTH INC.

By: /s/ Nicole Sandford Signature

Name: Nicole Sandford Title: CEO Address: 35 Nutmeg  Drive, Ste. 260

Trumbull, CT 06611

Consultant: Robert Beechey

By:  Robert Beechey

Name: Robert Beechey Title: CFO

Address:  15 Whisperwood Drive

Victor, NY 04564

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Exhibit 10.3

EXHIBIT A

SERVICES AND COMPENSATION

Services:

Provide assistance on projects related to the Finance department, including transitional assistance, as needed by the Company and determined in its sole discretion, as follows without limitation:

•Assist in identifying and qualifying candidates for interim or permanent successors for the CFO role;

•Support the transition of a to-be-identified CFO successor;

•Transition of investor, investor relations, and investment banking relationships;

•Advise on capital strategy and new/in-flight processes to seek liquidity or funding;

•Review and comment on SEC filings;

•Assistance with preparation of audit committee materials; and

•Advise on development or updates related to internal budget/plan and external financial models.

Compensation:

In consideration of Consultant's  performance of the Services, the Company agrees to pay the Consultant at a rate of Twenty Thousand Dollars ($20,000)/month, for up to 40 hours of service a month through May 31, 2023. Any time in excess of 40 hours shall require  advance mutual agreement by the  parties, and shall be compensated at a rate of $400/hr. For any time in excess of 40 hours, Consultant will submit a  report or time log  setting forth a description of the Services provided and the hours spent  providing the Services, and an invoice for such Services at the end of each monthly period. Payment for Consultant's invoices will be due within thirty (30) days of receipt.

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Exhibit 10.3

EXHIBITB

LIST OF PRIOR INVENTIONSEXCLUDED UNDER SECTION 4(b)

TitleDateIdentifying Number or Brief Description

XXIf no inventions, improvements, or original works of authorship are listed, I hereby represent that I have  none to disclose.

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Additional sheets attached

Signature of Consultant: /s/ Robert Beechey_  Print Name of Consultant: Robert Beechey

Date: November 10, 2022

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